                        DEUTSCHE BANK CANADA, as Agent

                                      and

                       ALCO OFFICE SYSTEMS-CANADA, INC.
                          SYNDICATED CREDIT FACILITY



                   ========================================

                                CREDIT AGREEMENT
                             DATED OCTOBER 13, 1995

                   ========================================


                           Blake, Cassels & Graydon
                          Box 25, Commerce Court West
                               Toronto, Ontario
                                    M5L 1A9

                               TABLE OF CONTENTS
                               -----------------


                                                                            Page
1.        INTERPRETATION...................................................    1
    1.1   Defined Terms....................................................    1
    1.2   Accounting Terms.................................................    5
    1.3   General..........................................................    5
    1.4   Currency.........................................................    5
    1.5   Event of Default.................................................    5
    1.6   General Provisions as to Certificates and Opinions, etc..........    5
    1.7   Law of Contract..................................................    7

2.        REPRESENTATIONS AND WARRANTIES...................................    7
    2.1   Borrower.........................................................    7

3.        THE CREDIT AND DRAWDOWNS.........................................    9
    3.1   Establishment of Credit..........................................    9
    3.2   Utilization of the Credit........................................    9
    3.3   Drawdowns........................................................   10
    3.4   Mandatory Reduction of Credit....................................   10
    3.5   Optional Prepayment..............................................   11
    3.6   Standby Fee......................................................   11
    3.7   Cancellation of Credit...........................................   11
    3.8   Intentionally deleted............................................   11
    3.9   Agency Fee.......................................................   11
    3.10  Pro Rata Treatment and Payments..................................   11

4.        ACCEPTANCES......................................................   13
    4.1   Creation and Purchase of Acceptances.............................   13
    4.2   Delivery by Borrower.............................................   13
    4.3   Intentionally deleted............................................   13
    4.4   Discharge of Acceptances.........................................   13
    4.4A  Rollover.........................................................   14
    4.5   Acceptances Outstanding upon Default.............................   14
    4.6   Retirement of Acceptances........................................   14
    4.7   Choice of Acceptance Periods.....................................   15

5.        INTEREST.........................................................   15
    5.1   Computation......................................................   15
    5.2   Accrual and Payment..............................................   15
    5.3   Default Interest and Indemnity...................................   15
    5.4   Agent's Certificate..............................................   16
    5.5   Limitation on Interest...........................................   16

6.        CHANGE IN CIRCUMSTANCES..........................................   16
    6.1   Increased Costs..................................................   16
    6.2   Unlawful, etc....................................................   17

7.        PAYMENTS.........................................................   17
    7.1   Place and Manner of Payments.....................................   17
    7.2   Net Payments, etc................................................   18
    7.3   Repayment by Banks to Agent......................................   18

8.        CONDITIONS PRECEDENT.............................................   19
    8.1   Closing..........................................................   19
    8.2   Conditions Precedent to Closing..................................   19
    8.3   Conditions Precedent to Each Drawdown............................   20

9.        COVENANTS........................................................   20
    9.1   General Covenants................................................   20
    9.2   Accounting, Financial Statements and Other Information...........   21

10.       DEFAULT AND ENFORCEMENT..........................................   23
    10.1  Events of Default................................................   23
    10.2  Legal Proceedings................................................   25
    10.3  No Prejudice, etc................................................   25
    10.4  Appropriation of Moneys Received.................................   25
    10.5  Currency Indemnity...............................................   25
    10.6  Bank's Contributions.............................................   26

11.       THE AGENT AND AGENCY ARRANGEMENTS................................   27
    11.1  Actions..........................................................   27
    11.2  Directions.......................................................   28
    11.3  Indemnity........................................................   28
    11.4  Liability of Agent, etc..........................................   28
    11.5  Dealings by Agent................................................   29
    11.6  Exculpation......................................................   29
    11.7  Notice, Copies, etc..............................................   29
    11.8  Funding Reliance, etc............................................   30
    11.9  Payment Reliance.................................................   30
    11.10 Successor........................................................   30
    11.11 Loans and Acceptances by the Agent...............................   31
    11.12 Deutsche Bank Canada as the Agent................................   31
    11.13 Changes..........................................................   31
    11.14 Waivers..........................................................   31
    11.15 Termination Action by Agent......................................   32
    11.16 Notice...........................................................   32
    11.17 Representations and Agreements of the Banks......................   32
    11.18 Application......................................................   33

12.       ASSIGNMENT.......................................................   33
    12.1  Benefit and Burden of this Agreement.............................   33
    12.2  Assignment by Borrower...........................................   33
    12.3  Assignment.......................................................   33
    12.4  Limitation on Assignment.........................................   33
    12.5  Borrower's Documents.............................................   34

13.       MISCELLANEOUS....................................................   34
    13.1  Payment of Expenses..............................................   34
    13.2  Rights and Waivers...............................................   34
    13.3  Communication....................................................   34
    13.4  Survival of Representations, Warranties and Covenants of
            the Borrower...................................................   34
    13.5  Further Assurances...............................................   35
    13.6  Severability.....................................................   35
    13.7  Counterparts.....................................................   35
    13.8  Determination of Materiality.....................................   35
    13.9  Submissions to Jurisdiction......................................   35
    13.10 Partnership......................................................   35
    13.11 Entire Agreement.................................................   35
    13.12 Evidence of Indebtedness.........................................   36
    13.13 Survival of Covenants, etc.......................................   37

                               CREDIT AGREEMENT
                               ----------------


       THIS AGREEMENT is dated as of October 13, 1995 and is entered into between ALCO OFFICE SYSTEMS-CANADA, INC. (the "Borrower"), DEUTSCHE BANK CANADA,
                                               --------
as agent (the "Agent"), and the banks (collectively, the "Banks") listed on the
               -----                                      -----
execution pages of this Agreement.

       In consideration of the mutual agreements herein contained, the parties agree as follows:

1.     INTERPRETATION

1.1    DEFINED TERMS.  In this Agreement or any amendment hereto or supplement
       -------------
hereof, unless the context otherwise requires, the following words and phrases will have the meanings set forth below.

       "Acceptance" means a bill of exchange (i) drawn by the Borrower and
        ----------
accepted by a Bank, (ii) denominated in Cdn. Dollars, (iii) payable by such Bank only within Canada, and (iv) of a term of one, two or three months or of such other period as the parties agree and maturing on or before the Repayment Date.

       "Agent" means Deutsche Bank Canada or any successor agent of the Banks
        -----
under this Agreement.

       "Agreement" or "agreement" will mean this Credit Agreement, as amended,
        ---------      ---------
supplemented or otherwise modified from time to time.

       "Auditors" means (i) Ernst & Young, chartered accountants, or (ii) a
        --------
firm of chartered accountants who at the relevant time (a) are the duly appointed auditors of the Borrower, (b) are in fact independent of the Borrower, and (c) have been approved in writing by the Majority Banks.

       "Banking Day" means any day on which the Agent and each of the Banks are
        -----------
open for business in Toronto, Ontario.

       "Bank's Proportion" means, in the case of a Bank, the percentage shown
        -----------------
opposite the name of such Bank on Schedule A (as amended from time to time) of the aggregate amount in question for which the Banks are responsible for or entitled to, and "Banks' Proportions" means, collectively, the Bank's Proportion
                  ------------------
of each of the Banks.

       "Banks" mean those banks listed on the execution page(s) of this
        -----
Agreement and their respective successors in title and assigns which are for the time being participating in the Credit or a Drawdown.

       "Borrowing Amount" means, in the case of (i) a Prime Loan, any amount,
        ----------------
and (ii) an Acceptance, $100,000 or $100,000 plus any whole multiple thereof.

       "Borrowing Date" is defined in Section 3.10(c).
        --------------

       "Branch of Account" means with respect to a Bank, the branch or office
        -----------------
of such Bank at the address set out opposite such Bank's name on the signature pages of this Agreement or such other branch in Canada as such Bank may advise the Borrower and the Agent in writing.

       "Cdn. Dollars", "Dollars", "$", and "$Cdn." mean lawful currency of
        ------------    -------    -        -----
Canada.

       "Closing Date" means October 13, 1995 or such other date as the parties
        ------------
may agree upon in writing.

       "Commitment", as to any Bank at any time, means such Bank's obligation
        ----------
to make Drawdowns available to the Borrower pursuant to Section 3.1(2) in an aggregate principal amount equal to its Bank's Proportion multiplied by the principal amount of the Credit at such time.

       "Credit" means, at the date of determination, the principal Dollar
        ------
amount of the credit established by Section 3.1, as reduced or cancelled from time to time in accordance with the provisions hereof.

       "DBAR" means the sum of (i) the rate of discount per annum, rounded
        ----
upward, if necessary, to the nearest integral multiple of 1/16 of 1%, quoted by the Agent to the Borrower upon request from time to time as being the Agent's discount rate then in effect for purchasing bills of exchange accepted by the Agent in a specified amount of Canadian Dollars and for a specified term, plus
(ii) 3/10ths of 1% (0.3%).

       "Designated Office" means the office of the Agent at Suite 1200, 222
        -----------------
Bay Street, Toronto, Ontario, M5K 1H6, or such other office within Ontario as the Agent may from time to time designate.

       "Documents" means this Agreement, the Guarantee and all certificates
        ---------
and other documents delivered or to be delivered to the Agent or the Banks pursuant hereto or thereto.

       "Drawdown" means an availment by the Borrower of the Credit, and may
        --------
take the form of a Prime Loan or an Acceptance.

       "Drawdown Notice" means a notice in the form of Schedule B.
        ---------------

       "Governmental Authority" means any nation or government, any state or
        ----------------------
other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

       "Guarantee" means a guarantee in the form of Schedule C.
        ---------

       "Guarantor" means Alco Standard Corporation.
        ---------

       "Indebtedness", with respect to any Person means, at the date of
        ------------
determination, the aggregate, without duplication, of:

  (a) all indebtedness, obligations and liabilities of such Person which, in accordance with GAAP (but on an unconsolidated basis), would be included in determining total liabilities as shown in the liability section of the balance sheet of such Person, including indebtedness, obligations and liabilities for borrowed money (whether on account of principal, interest or otherwise) or in respect of any bankers' or trade acceptance credit facility;

  (b) all indebtedness, obligations and liabilities of such Person secured by any Lien on any property or asset owned or held by such Person, whether or not any other Person has assumed or is liable for the indebtedness, obligations or liabilities so secured and whether or not the rights and remedies of the secured party thereunder are limited to repossession or sale of property or assets covered thereby;

  (c) any liability under any instrument of guarantee or indemnity or arising under any guarantee, endorsement or undertaking made or issued by any Person to others for the account of such Person and at the request of such Person, including any accommodation extended with respect to applications for letters of credit or acceptances;

  (d)  all indebtedness, obligations and liabilities of others which such
       Person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted with recourse or other obligation to pay or under agreement (contingently or otherwise) to purchase, repurchase or otherwise acquire or become liable, or in respect of which such Person has provided a comfort letter or agreed to supply or advance funds (whether by way of loan, share purchase or capital contribution, through a commitment to pay for property or services regardless of the non-delivery of such property or the non-furnishing of such services or otherwise) or in respect of which such Person has otherwise become directly or indirectly liable; and the amount of each such indebtedness, obligation or liability (each a "Guarantee Liability") will be deemed to be the amount of the
        -------------------
       Indebtedness in
       respect of which the Guarantee Liability relates, unless the Guarantee Liability is limited to a determinable amount, in which case the amount of the Guarantee Liability will be deemed to be the lesser of the amount of the Indebtedness in respect of which the Guarantee Liability relates and such determinable amount;

  (e)  all liabilities of such Person as lessee in respect of all rentals under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which, in accordance with GAAP (but on an unconsolidated basis) applied on a consistent basis, have been or are required to be capitalized on the books of the lessee; the term "rentals" to mean all payments which the lessee is required to make
             -------
       by the terms of such lease or other arrangement;

  (f)  all deferred taxes of such Person;

  (g) all liabilities of such Person as a partner or venturer in any partnership, joint venture or other enterprise;

  (h) all items of indebtedness convertible into, or exchangeable for, shares in the capital of such Person; and

  (i) all shares in the capital of, or partnership units in, such Person which are redeemable or retractable at the option of any Person (other than the Person in respect of whom a determination of Indebtedness is being made).

       "Loan" means, as the context requires, (i) the principal amount of
        ----
each borrowing hereunder, (ii) the principal amount thereof from time to time outstanding, or (iii) the aggregate principal amount of all borrowings hereunder from time to time outstanding.

       "Majority Banks" means at any time Banks participating in the
        --------------
aggregate in excess of 66 2/3% of the amount of the Drawdowns outstanding at such time or (if no Drawdown has been made) the Credit.

       "Person" includes an individual, a partnership, a corporation, a
        ------
trust, an unincorporated organization, a government or any department or agency thereof and the heirs, executors, administrators or other legal representatives of an individual.

       "Prime Loan" means a Loan on which interest is calculated by reference
        ----------
to the Prime Rate.

       "Prime Rate" means the prime lending rate per annum as quoted publicly
        ----------
by the Agent from time to time for Cdn. Dollar loans made in Canada to prime commercial borrowers, as changed by the Agent from time to time without notice to the Borrower.

       "Repayment Date" means the date that is the fifth anniversary of the
        --------------
Closing Date.

       "this Agreement", "herein", "hereof", "hereto" and similar expressions
        --------------    ------    ------    ------
mean and refer to this Agreement and include any instrument amending or supplementing the same, and the expressions "article", and "Section" followed by
                                             -------        -------
a number mean and refer to the specified article or Section of this Agreement.

       "Unutilized Portion" means, in respect of the Credit, at the date of
        ------------------
determination, the maximum permitted amount of the Credit minus the Utilized Portion of the Credit at such date.

       "U.S.$" means lawful currency of the United States of America.
        -----

       "Utilized Portion" means, in respect of the Credit, at the date of
        ----------------
determination, the aggregate of all Drawdowns outstanding under the Credit at such date.

1.2    ACCOUNTING TERMS.  All accounting terms not otherwise defined herein
       ----------------
have the meanings assigned to them in accordance with generally accepted accounting principles in Canada. Where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement or any Document, such determination or calculation will, to the extent applicable and except as otherwise specified herein or as otherwise agreed in writing by the parties, be made in accordance with generally accepted accounting principles in Canada (or, in the case of the Guarantee, the United States) applied on a basis consistent with those at the time in effect.

1.3    GENERAL.  The division of this Agreement into Sections and the
       -------
insertion of headings are for convenience of reference only and will not affect the interpretation of this Agreement. Any reference in this Agreement to any Act or statute or Section thereof will be deemed to be a reference to such Act or statute or Section as amended or re-enacted from time to time. Words importing the singular number include the plural and vice versa. Any reference in this Agreement to a party to this Agreement will include the permitted successors and assigns of such party.

1.4    CURRENCY.  Unless otherwise specified herein, all statements of or
       --------
references to dollar amounts (without more) in any Document will mean lawful money of Canada.

1.5    EVENT OF DEFAULT.  Any reference in this Agreement to an Event of
       ----------------
Default means an event described in Section 10.1 and includes a reference to any event which, with the giving of notice and/or a lapse of time and/or a determination being made under the relevant provisions hereof, would constitute an event described in Section 10.1.

1.6    GENERAL PROVISIONS AS TO CERTIFICATES AND OPINIONS, ETC.  Each
       -------------------------------------------------------
certificate of the Auditors, each officers' certificate, and each opinion of counsel furnished to the Agent or any Bank pursuant to any provision of any Document will specify the Section or Sections under which such certificate or opinion is furnished and will include a statement that the Person making such certificate or giving such opinion has read the provisions of such Document relevant thereto. Each such certificate and opinion which evidences, attests or confirms compliance with any covenant or condition precedent provided for in any Document will, in addition, include a statement:

     (a) that, in the opinion of such Person, such Person has made such examination or investigation as is necessary to enable such Person to express an informed opinion as to whether or not such covenant or condition has been complied with;

     (b) that, in the opinion of such Person, such covenant or condition has been complied with; and

     (c) that (unless the context otherwise requires) to the knowledge of such Person, no Event of Default has occurred and is continuing or, if an Event of Default has occurred and is continuing, specifying the same.

       Whenever the delivery of a certificate or opinion is a condition precedent to the taking of any action by the Agent or the Banks under any Document, the truth and accuracy of the facts and opinions stated in such certificate or opinion will in each case be conditions precedent to the right of the Borrower to have such action taken, and each statement of fact contained therein will be deemed to be a representation and warranty of the Borrower for the purposes of this Agreement.

       Any Auditors certificate or officer's certificate may be based, insofar as it relates to legal matters, upon an opinion of counsel, unless the Person or Persons giving such certificate knows, or in the exercise of reasonable care should know, that the opinion of counsel with respect to the matters upon which such certificate may be based as aforesaid is erroneous.

       Any opinion of counsel may be based, insofar as it relates to factual matters, information with respect to which is in possession of the Borrower, upon an officers' certificate, unless the counsel giving such opinion knows, or in the exercise of reasonable care should know, that the officers' certificate with respect to the matters upon which his opinion may be based as aforesaid is erroneous. Insofar as any opinion of counsel covers matters relating to the laws of jurisdictions other than those in which such counsel is qualified to practice, such counsel may rely upon opinions of counsel located in such other jurisdictions as to such matters. In rendering any opinion, counsel may qualify such opinion with respect to the enforceability of any agreement or obligation referred to therein by stating that enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and that specific performance may not be available as a remedy.

1.7    LAW OF CONTRACT.  Except as otherwise provided therein, all Documents
       ---------------
will be deemed to be contracts and/or instruments made pursuant to the laws of Ontario and will be governed by and construed in accordance with such laws.

2.     REPRESENTATIONS AND WARRANTIES

2.1    BORROWER.  To induce the Banks to enter into this Agreement, to
       --------
establish the Credit and to permit Drawdowns hereunder and to induce the Banks and the Agent to enter into this Agreement, the Borrower represents and warrants to the Banks and the Agent, upon each of which representations and warranties the Banks and the Agent specifically rely, as follows:

(1)    Good Standing, etc.  It is a corporation duly amalgamated under the
       ------------------
laws of Ontario, is validly subsisting under such laws and is duly authorized and licensed to own its properties and to carry on its businesses as presently owned and carried on by it in each jurisdiction in which the failure to qualify would have a material adverse effect on its business or financial condition. It has the corporate power and authority to enter into and perform its obligations under the Documents.

(2)    Qualification, Licences etc.  It has obtained all necessary material
       ---------------------------
licenses, material permits, material consents, material authorizations and material approvals from any and all governments, governmental commissions, boards or other agencies required as at the date hereof in respect of its present operations, and it has no reason to believe that any such necessary material licenses, material permits, material consents, material authorizations and material approvals required in the future cannot be obtained without any unduly burdensome provision or provisions inconsistent with the terms of this Agreement.

(3)    Due Execution, etc.  Each Document to which it is a party has been duly
       ------------------
authorized, executed and delivered by it and constitutes a valid and binding obligation of it, enforceable in accordance with its terms, subject to the qualifications set out in the opinion delivered pursuant to Section 8.2(7).

(4)    Litigation.  There is no litigation or governmental proceeding pending or
       ----------
threatened against it which could have a material adverse effect on its financial condition.

(5)    Burdensome Provisions, etc.  It is not a party to any agreement or
       --------------------------
instrument, or subject to any corporate restriction or any judgment, order, writ, injunction, decree, award, rule or regulation, which materially adversely affects or in the future may materially and adversely affect, its business, operations, prospects, properties or assets, or condition, financial or otherwise, or its ability to perform its obligations under the Documents.

(6)  Default.  It is not in default beyond any period of grace with respect
     -------
thereto under any instrument or instruments evidencing any Indebtedness which would in the aggregate exceed U.S.$5,000,000 or under the terms of any instrument pursuant to which an instrument evidencing any Indebtedness which would in the aggregate exceed U.S.$5,000,000 has been issued or made and delivered, except for defaults (if any) as are being contested in good faith by appropriate proceedings of which the Agent has been notified in writing and for which a reserve satisfactory to the Banks has been provided. No event has occurred which constitutes an Event of Default nor will any such Event of Default occur by reason of the Borrower entering into any Document or performing its obligations thereunder or entitling itself to the benefits available to it thereunder.

(7)    Contingent Liabilities and Debt.  It does not have any contingent
       -------------------------------
liabilities, nor has it, except as contemplated by this Agreement, incurred any Indebtedness for money borrowed or credit advanced.

(8)    Full Disclosure.  No statements or materials furnished by or on behalf of
       ---------------
the Borrower to the Agent or the Banks in connection with the negotiation or confirmation of the transactions contemplated hereby contained, as of the time such statements were so furnished, any untrue statement of a material fact or omitted as of such time, a material fact necessary to make the statements contained therein not misleading, and all such statements, taken as a whole, together with this Agreement, do not contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein not misleading, and all expressions of expectation, intention, belief and opinion contained therein were honestly made on reasonable grounds after due and careful inquiry by the Borrower (and any other person who furnished such material). There is no fact which the Borrower has not disclosed to the Agent and to each of the Banks in writing which materially adversely affects, or so far as the Borrower can now reasonably foresee, will materially adversely affect its assets, liabilities, affairs, business, prospects, operations or conditions, financial or otherwise, or its ability to perform its obligations under the Documents.

(9)    No Default, etc.  Neither the execution nor the delivery of any Document,
       ---------------
the consummation of the transactions therein contemplated, nor compliance with the terms, conditions and provisions thereof conflicts with, or will conflict with, or results or will result in, any breach of, or constitutes a default under any of the provisions of the charter documents or by-laws of the Borrower or of any agreement or instrument to which it is a party or by which it is, or any of its property or assets are, bound or results or will result in the contravention of any law or rule or regulation to which the Borrower or its property or assets are subject.

(10)   Tax Returns.  It (and each of its predecessors) has filed all tax returns
       -----------
which are required to be filed and has paid all taxes which have become due as shown on such returns or any assessments received by it and its predecessors except such taxes (if any) as are being contested in good faith by appropriate proceedings. The Borrower is not aware of any proposed additional tax assessment against it.

(11)   Consents.  No consent, approval or authorization of, or declaration,
       --------
registration, filing or qualification with, or giving of notice to, or taking of any other action in respect of, any governmental authority or agency on the part of the Borrower is required in connection with the execution and delivery and enforcement of the Documents or the consummation of any of the transactions contemplated hereby or thereby.

(12)   Events of Default.  No event has occurred which constitutes an Event of
       -----------------
Default nor will any such Event of Default occur by reason of the Borrower entering into any Document or performing its obligations thereunder or entitling itself to any benefits available to it thereunder.

(13)   No Material Adverse Change.  The business, operations, assets and
       --------------------------
condition (financial or otherwise) of the Borrower have not been materially adversely affected as a result of any act or event (including, without limitation, fire, accident, strike, expropriation or act of any government in Canada or elsewhere).

3.     THE CREDIT AND DRAWDOWNS

3.1    ESTABLISHMENT OF CREDIT.
       -----------------------

(1) The Banks hereby establish in favour of the Borrower on the terms and conditions hereof a credit in the principal amount of $110,000,000.

(2) Subject to the terms and conditions hereof, each Bank will participate in each Drawdown in a proportion equal to its Bank's Proportion of such Drawdown.

(3) The rights and obligations of each of the Banks under this Agreement are several. The failure of a Bank to perform its obligations under this Agreement will neither:

       (a) result in the Agent or any other Bank incurring any liability whatsoever; nor

       (b) relieve the Agent or any other Bank from their respective obligations under any Document.

Nothing contained herein or in any other Document nor any action taken pursuant hereto or thereto will be deemed to constitute the Banks a partnership, joint venture or any other similar such entity.

3.2    UTILIZATION OF THE CREDIT.  Subject to the terms and conditions
       -------------------------
hereof, the Borrower may avail itself of the Credit at any time, commencing on the Closing Date and from time to time thereafter up to (but not including) the Repayment Date, by way of Drawdowns provided that:

  (a) the proceeds of each Drawdown (other than a Drawdown made pursuant to Section 3.8) will be used for general corporate purposes;

  (b)  all Drawdowns will be in a Borrowing Amount; and

  (c) if after giving effect thereto, the Utilized Portion of the Credit does not exceed the then principal amount of the Credit.

3.3    DRAWDOWNS.
       ---------

(1) The Borrower will deliver a Drawdown Notice to the Agent no later than 10:00 a.m. (Toronto time) on or before the first Banking Day prior to the day on which the Borrower wishes to receive any Drawdown.

(2) When the Agent receives a Drawdown Notice, the Agent will notify each of the Banks of the amount and particulars of the proposed Drawdown and the date on which it is to be made, and each Bank will, subject to the provisions of this Agreement, make available to the Agent at the Designated Office on that date its participation in that Drawdown.

(3)    Intentionally deleted.

(4) Each Bank will open and maintain on its books accounts evidencing the Indebtedness of the Borrower to it hereunder. Each Bank will debit therein the amount of all such Indebtedness and will credit therein each payment on account of such Indebtedness by appropriate entries. The accounts kept by a Bank will constitute, in the absence of manifest error, conclusive evidence of (i) the Indebtedness of the Borrower to such Bank hereunder, (ii) the date each Drawdown was made by the Borrower, and (iii) the amounts from time to time paid by the Borrower on account of such Indebtedness.

(5) A Drawdown Notice will be irrevocable and the Borrower will borrow the stated amount on the stated date in accordance with the Drawdown Notice.

(6)    Intentionally deleted.

(7) All amounts to be advanced by the Banks to the Borrower under this Agreement in respect of Drawdowns will be remitted not later than 10.00 a.m. (Toronto time) on the relevant day to the account of the Agent at the Designated Office, and the Agent will make available to the Borrower the amounts so remitted on the same day to the account in the name of the Borrower maintained by the Agent of which the Borrower has notified to the Agent in writing. If the Agent makes available to the Borrower any amount which has not been made unconditionally available to the Agent the Borrower will forthwith on notice from the Agent repay to the Agent any such amount.

(8)    Intentionally deleted.

3.4    MANDATORY REDUCTION OF CREDIT.  The Borrower will reduce permanently
       -----------------------------
the Utilized Portion of the Credit to nil on the Repayment Date, and the Borrower will pay concurrently with such reduction all interest accrued hereunder but unpaid prior to the Repayment Date. The Credit will be permanently cancelled on the Repayment Date.

3.5    OPTIONAL PREPAYMENT.  The Borrower will not be entitled to prepay all
       -------------------
or any part of a Drawdown except as provided below:

  (a)  any partial prepayment is in a Borrowing Amount;

  (b) the Borrower pays concurrently with such prepayment all interest accrued on the amount thereof;

  (c) the Agent receives written notice of such prepayment 5 Banking Days prior to the intended date of prepayment; any notice of prepayment given by the Borrower pursuant hereto will be irrevocable and the Borrower will be bound to prepay in accordance with such notice; and

  (d) in the case of an Acceptance, the prepayment is made on the maturity date applicable to such Acceptance.

3.6    STANDBY FEE.  The Borrower will pay to the Agent for the account of
       -----------
each Bank on the last Banking Day of each calendar quarter, commencing December 29, 1995, a standby fee of 1/10th of 1% (i.e., 0.1%) per annum calculated daily on the Unutilized Portion of the Credit and on the basis of a year of 365 or 366 days, as the case may be, such fee to be computed commencing on the date hereof.

3.7    CANCELLATION OF CREDIT.  The Borrower may, upon five Banking Days
       ----------------------
prior written notice to the Agent, permanently cancel the Credit in whole or from time to time in part provided that the Borrower concurrently reduces, in accordance with Section 3.5, the Utilized Portion of the Credit so that such Utilized Portion does not exceed the reduced amount of the Credit.

3.8    Intentionally deleted.

3.9    AGENCY FEE.  The Borrower will pay to the Agent in arrears on the last
       ----------
Banking Day of each calendar quarter, commencing December 29, 1995, a quarterly agency fee of $1,250.

3.10   PRO RATA TREATMENT AND PAYMENTS.
       -------------------------------

  (a) Each borrowing by the Borrower from the Banks, each payment (including each prepayment) by the Borrower on account of principal and interest hereunder, and any reduction of the Commitments of the Banks hereunder, will be made pro rata according to the Banks' Proportions at the time of such borrowing, payment or reduction. All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees will be made without set-off or counterclaim and will be made to the Agent on behalf of the Banks at the Designated Office in lawful money of Canada and in immediately available funds. The Agent will distribute such payments to the Banks promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment will be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon will be payable at the then applicable rate during such extension.

  (b)  Notwithstanding Section 3.10(a) above, the parties hereto agree that the provisions of this Section 3.10(b) will apply in circumstances in which the pro rata share of any Bank or Banks in respect of a proposed Drawdown by way of Acceptances (which Drawdown complies in all respects with the terms of this Agreement) is in an amount which is not a Borrowing Amount in respect of Acceptances. In such circumstances, the excess (a "Bank's Excess Amount") of (i)
                                                   --------------------
the pro rata share of a particular Bank of such proposed Drawdown, over (ii) the Borrowing Amount in respect of Acceptances which is closest to, but which does not exceed, such pro rata share, shall be added to the Bank's Excess Amount of each of the other two Banks relating to such proposed Drawdown (the aggregate of all three Bank's Excess Amounts in respect of a particular proposed Drawdown being hereinafter referred to as the "Aggregate Excess Amount"). If the
                                      -----------------------
Aggregate Excess Amount is less than $100,000, then each Bank shall advance a Prime Loan to the Borrower in an amount equal to such Bank's Excess Amount in respect of such proposed Drawdown. If the Aggregate Excess amount is equal to or exceeds $100,000, then (i) Deutsche Bank Canada will accept and purchase a bill of exchange (in the manner contemplated by Section 4.1) in a principal amount equal to the Borrowing Amount in respect of Acceptances which is closest to, but which does not exceed, the Aggregate Excess Amount, and (ii) each Bank shall advance a Prime Loan to the Borrower in an amount equal to such Bank's pro rata share of the positive difference, if any, resulting from the subtraction of the principal amount of a bill of exchange accepted and purchased by Deutsche Bank Canada pursuant to the preceding clause (i) from the Aggregate Excess Amount. Any bill of exchange accepted and purchased by Deutsche Bank Canada pursuant to this Section 3.10(b) is hereinafter referred to as a "Section 3.10(b)
                                                      ---------------
Acceptance". Each Bank agrees that if the Borrower does not provide the Agent
----------
at the Designated Office for the account of Deutsche Bank Canada with immediately available funds to discharge in full the liabilities of Deutsche Bank Canada in respect of a Section 3.10(b) Acceptance by 10:30 a.m. on the maturity date of such Section 3.10(b) Acceptance, each Bank will by 12:00 p.m. on such maturity date provide the Agent with immediately available funds to discharge in full such Bank's pro rata share of the liabilities of Deutsche Bank Canada in respect of such Section 3.10(b) Acceptance (it being agreed that (i) the amount of each such payment will be discounted to reflect the 30 basis point margin on an amount equivalent to the undiscounted amount of such payment realized by Deutsche Bank Canada at the time of Deutsche Bank Canada's acceptance and purchase of the relevant Section 3.10(d) Acceptance, and (ii) upon any such payment, the payor Bank will be subrogated, to the extent of such payment, to the rights of Deutsche Bank Canada in respect of the liabilities of the Borrower relating to such Section 3.10(b) Acceptance).

  (c) The Agent may (unless notified to the contrary by a Bank prior to the date of any proposed Drawdown (in this Section 3.10(c), the "Borrowing Date"))
                                                             --------------
assume that each Bank has made available to the Agent on such Borrowing Date such Bank's Proportion of the Drawdown to be made on such Borrowing Date, and the Agent may (but it will not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is made available to the Agent on a date after such Borrowing Date, such Bank will pay to the Agent on demand an amount equal to the product of (i) the average, computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Agent for funds acquired by the Agent during each day included in such period, times (ii) the amount of such Bank's Proportion of such borrowing, times (iii) a fraction, the numerator of which is the number of days that elapse from and including such Borrowing Date to the date on which such Bank's Proportion of such borrowing will become immediately available to the Agent, and the denominator of which is 365. A statement of the Agent submitted to any Bank with respect to any amounts owing under this subsection 3.10(c) will be conclusive and binding in the absence of manifest error. If such Bank's Proportion of such Drawdown is not in fact made available to the Agent by such Bank within three Banking Days of such Borrowing Date, the Agent will be entitled to recover such amount with interest thereon, on demand, at the rate per annum applicable to Prime Loans hereunder.


4.     ACCEPTANCES

4.1    CREATION AND PURCHASE OF ACCEPTANCES.  Upon receipt of a Drawdown
       ------------------------------------
Notice given in accordance with Section 3.3(1) and subject to the provisions of this Agreement, each Bank will accept and purchase from time to time such bills of exchange as the Borrower will request within the scope of the Credit. The purchase price for each such accepted bill of exchange will be equal to (i) the principal amount of such bill of exchange, minus (ii) the principal amount of such bill of exchange multiplied by the DBAR. The Agent will verbally inform each of the Banks of the DBAR applicable to each Drawdown by way of Acceptances hereunder no later than 10:00 a.m. on the day on which a Drawdown is to be made by way of Acceptances hereunder, and such DBAR will not be communicated to the Borrower any earlier than 10:30 a.m. on such day.

4.2    DELIVERY BY BORROWER.  Each bill of exchange to be accepted by a Bank
       --------------------
will be tendered by the Borrower to such Bank on or before 11.00 a.m. (Toronto time) at the Branch of Account of such Bank on the date the Borrower wishes such Bank to accept such bill.

4.3    Intentionally deleted.

4.4    DISCHARGE OF ACCEPTANCES.  The Borrower agrees that prior to 10:30 a.m.
       ------------------------
on each date on which an Acceptance matures (in this Section, a "maturity
                                                                 --------
date"), it will provide the Agent at the Designated Office for the account of
----
each Bank with immediately available funds (in this Section, the "discharge
                                                                  ---------
funds") to discharge in full the liabilities of a
-----

Bank in respect of such Acceptance. The Borrower agrees that it will take whatever steps are necessary to ensure that it is entitled to obtain a Drawdown on the maturity date pursuant to the provisions hereof in an amount at least equal to the discharge funds. If the Borrower does not in fact provide the Agent with the discharge funds, the Banks may (but will not be obliged to) make loans, according to the Banks' Proportions, to the Borrower, which loans the Borrower hereby requests the Banks to make and which, if made, will be made on a demand basis and will bear interest as Prime Loans. To the extent not inconsistent with the demand nature of such demand loans, the terms and conditions of this Agreement pertinent to Prime Loans outstanding hereunder will apply to such demand loans.

4.4A   ROLLOVER.  The Borrower may at any time deliver a notice to the Banks
       --------
requesting a Drawdown (the "Rollover Drawdown") the proceeds of which
                            -----------------
will be used to discharge in whole or in part its obligations hereunder with respect to one or more outstanding Drawdowns (the "Outstanding Drawdown"),
                                                   ---------------------
provided that:

  (a) the notice identifies the Outstanding Drawdown or Outstanding Drawdowns to be discharged;

  (b) the Rollover Drawdown would otherwise be permitted hereunder and the Borrower complies with each provision hereof relative to the obtaining of a Drawdown in the form requested including, without limitation, those relative to notice;

  (c) the aggregate principal amount of the Rollover Drawdowns then requested is not greater than the aggregate principal amount of such Outstanding Drawdowns;

  (d) the entire proceeds of the Rollover Drawdowns are used in full to retire the liability of the Borrower in respect to such Outstanding Drawdowns;

  (e) each Rollover Drawdown is made contemporaneously with the retirement of the Outstanding Drawdowns; and

  (f) the Borrower will pay all costs and expenses incurred by the Bank incidental to the exercise by the Borrower of any of its rights under this Section.

4.5    ACCEPTANCES OUTSTANDING UPON DEFAULT.  If any Acceptance is
       ------------------------------------
outstanding upon the occurrence of an Event of Default, the Borrower will forthwith upon such occurrence pay to the Agent, for the rateable benefit of the Banks, an amount equal to the principal amount of such Acceptance, such amount to be held by the Banks for set off against the Indebtedness owing by the Borrower to the Banks in respect to such Acceptance or in respect to any other amount payable under the Documents.

4.6    RETIREMENT OF ACCEPTANCES.  The Borrower will not retire any
       -------------------------
Indebtedness with respect to the face amount of an Acceptance until the maturity date of such Acceptance.

4.7    CHOICE OF ACCEPTANCE PERIODS.  Subject to the next sentence, all
       ----------------------------
Drawdowns hereunder by way of Acceptances will mature one, two or three months after their issuance. The Borrower will choose Acceptances of such duration so as to ensure that the Borrower complies in all respects with its reduction obligations hereunder.

5.     INTEREST

5.1    COMPUTATION.  The Borrower will pay to the Agent, for the rateable
       -----------
benefit of the Banks, interest on each Prime Loan, which interest will be calculated daily at the rate of interest per annum equal to the Prime Rate.

5.2    ACCRUAL AND PAYMENT.  Interest on each Prime Loan will accrue from day
       -------------------
to day, be payable monthly in arrears on the last Banking Day of each month, and be calculated on the basis of the actual number of days in the relevant calendar year. The principle of deemed reinvestment of interest will not apply to this Agreement or to any computation of interest payable hereunder.

5.3    DEFAULT INTEREST AND INDEMNITY.
       ------------------------------

(1) In the event that the Borrower fails to pay any amount payable under any Document to the Agent, whether for its own account or that of the Banks on its due date and irrespective of any notice to the Borrower in respect of such failure, the Borrower will pay to the Agent for the account of the appropriate party interest on such amount, which interest will be calculated daily according to the regular practice of the Agent, for the period commencing on the date of such failure and ending on the date of actual payment (both before and after demand, default and judgment) at a rate of interest per annum equal to the Prime Rate plus 3%, such interest to be compounded on the last Banking Day of each month during the period of arrears.

(2) The Borrower will fully indemnify and hold the Agent and each Bank harmless from and against any loss, expense, damage or liability incurred by it with respect to any Drawdown or proposed Drawdown which the Agent or such Bank may sustain or incur as a result of (i) the failure of the Borrower to utilize the Credit in the manner specified in a Drawdown Notice (including if such failure was caused by its failure to meet all conditions precedent), (ii) the failure of the Borrower to pay any sum on its due date, (iii) any prepayment under this Agreement or otherwise in connection with this Agreement, or (iv) any Event of Default. Without prejudice to the generality of the foregoing, the foregoing indemnity will extend to any interest, fees or other sums whatsoever paid or payable on account of any funds borrowed by a Bank in order to carry any unpaid amount and to any loss (including loss of profit), premium, penalty or expense which may be incurred by such Bank in liquidating or employing deposits from third parties acquired to make, maintain or fund a drawdown or any part thereof or any amount due or to become due under this Agreement.

5.4    AGENT'S CERTIFICATE.  The Agent's certificate as to each amount or
       -------------------
each rate of interest payable hereunder will, in the absence of manifest error, be conclusive evidence of such amount or rate.

5.5    LIMITATION ON INTEREST.  If the payment of any amount pursuant hereto
       ----------------------
on account of interest (the "Required Interest") would result in the
                             -----------------
Borrower paying interest at a rate or in an amount greater than that which any Bank is entitled under any applicable law ("The Usury Law") to
                                                      -------------
charge the Borrower (provided that such law is not pre-empted or superseded by any other law or provision of any Document) (the "Permitted Interest Rate"),
                                                  -----------------------
then the difference (the "Surplus Amount") between the Required Interest and the
                          --------------
Permitted Interest will be deducted automatically from the principal amount of the Drawdown to which such payment relates, or, if such payment does not relate to any particular Drawdown, to the last amount payable hereunder, with the result that the Borrower will be deemed for all purposes not to have paid interest in any amount in excess of the Permitted Interest. Notwithstanding the foregoing, if at any time when there exists a Surplus Amount, the amount of interest payable hereunder or pursuant hereto by the Borrower is less than the maximum amount that the Bank is otherwise permitted to charge the Borrower under the Usury Law, the Borrower will pay interest at the Permitted Interest Rate, without regard to the rates set out herein, until the total amount of all interest and other charges actually paid by the Borrower is equal to the amount that would have been payable were it not for such Usury Law. This provision will not be interpreted and is not intended to prevent or impair the Bank from challenging the validity or applicability of any Usury Law before any Court or government authority of any kind.

6.     CHANGE IN CIRCUMSTANCES

6.1    INCREASED COSTS.  If at any time a Bank determines in good faith
       ---------------
(which determination will be conclusive) and notifies the Borrower through the Agent that any present or future law, regulation, order, treaty or official directive (whether or not having the force of law), or any change therein or in the interpretation or application thereof by any authority charged with the administration thereof or by any court or any compliance by such Bank with any request or directive of any applicable monetary, fiscal or other governmental agency or authority (whether or not having the force of law), has the effect in respect of any Drawdown of:

  (a) increasing the cost to such Bank of making, maintaining or funding its participation in such Drawdown;

  (b) reducing the amount of principal, interest or other amount received or receivable by such Bank hereunder or its effective return hereunder; or

  (c) causing such Bank to make any payment, or to forego any interest or other return on or calculated by reference to, any sum received or receivable by it hereunder;

then, in any such case, upon demand being made from time to time to the Borrower by such Bank through the Agent, the Borrower will forthwith pay to the Agent for the account of such Bank such amount as will compensate such Bank for such additional cost, reduction, payment, foregone interest or other return. The certificate of the relevant Bank as to any amount payable pursuant to this Section will, in the absence of manifest error, be conclusive evidence thereof.

6.2    UNLAWFUL, ETC.  Notwithstanding anything herein contained, if at any
       -------------
time any Bank determines in good faith (which determination will be conclusive) and notifies the Borrower through the Agent that, by reason of any law, regulation, order, treaty or official directive, or any change therein or in the reasonable interpretation or reasonable application thereof, by any authority charged with the administration thereof or by any court, it is unlawful, or impracticable or contrary to the direction of any competent authority for such Bank to make, maintain or fund any Drawdown or to give effect to any of its other obligations as contemplated hereby, such Bank, by such notice, may declare that such obligations will be terminated and the Borrower, if such Drawdown is a Prime Loan, will repay such Prime Loan to the Agent for the account of such Bank forthwith or at the end of such period as such Bank will in its discretion have agreed, the whole of such Prime Loan together with all unpaid interest accrued thereon to the date of repayment and all other unpaid amounts payable to such Bank hereunder. If such Drawdown is an Acceptance, the Borrower will provide such Bank, on the maturity date of such Acceptance or such earlier date requested by such Bank, with the amount of dollars required by such Bank to discharge its obligations with respect to such Acceptance. Upon the giving of such notice by a Bank, the obligation of such Bank to participate in any further Drawdown will terminate and the Credit will be cancelled to such extent.

7.     PAYMENTS

7.1    PLACE AND MANNER OF PAYMENTS.
       ----------------------------

(1) All payments to be made by the Borrower under the Documents will be made to the Agent in Cdn. Dollars. All such payments will be made in immediately available funds and received by the Agent not later than 10:00 a.m. (Toronto time) on the due date at the Designated Office. Whenever any payment hereunder is due on a day which is not a Banking Day, the due date thereof will be extended to the next succeeding Banking Day unless such Banking Day falls in the next calendar month in which event the due date will be the next preceding Banking Day. During any extension of the due date for the payment of any principal of any Drawdown hereunder, interest shall be payable on such principal at the rate payable on such due date in respect of such Drawdown.

(2) The Agent will, before the close of business in Toronto on the date of receipt, remit to each Bank in the currency of payment, in same day funds, such Bank's portion of the payment so made by remitting such portion to any account of such Bank with any bank in Toronto which such Bank will have previously notified to the Agent in writing. In the event that any payment hereunder is received by the Agent too late on any day for the Agent acting with due dispatch to execute such remittance, such payment will be deemed for the purposes of interest and fee computations as between the Agent and the Banks to have been received by the Agent on the next following Banking Day and the Borrower will indemnify the Agent or the Banks, as the case may be, for any loss incurred thereby.

(3) Except as otherwise provided herein or in any other agreement in writing among the Banks, each and every payment of principal and interest on outstanding Prime Loans, payment on maturity of an Acceptance, the stand-by fees and all other payments hereunder will be made to the Agent for the account of each Bank pro rata according to its respective Bank's Proportion.

7.2    NET PAYMENTS, ETC.  All payments by the Borrower under a Document,
       -----------------
whether in respect of principal, interest, fees or any other item, will be made in full without any deduction or withholding (whether in respect of set off, counterclaim, duties, taxes, charges or otherwise whatsoever) unless the Borrower is prohibited by law from doing so, in which event the Borrower will:

  (a) ensure that the deduction or withholding does not exceed the minimum amount legally required;

  (b) forthwith pay to the Agent for the account of each affected Bank such additional amount so that the net amount received by such Bank will equal the full amount which would have been received by it had no such deduction or withholding been made;

  (c) pay to the relevant taxation or other authorities within the period for payment permitted by applicable law the full amount of the deduction or withholding (including, but without prejudice to the generality of the foregoing, the full amount of any deduction or withholding from any additional amount paid pursuant to this subsection), and

  (d) furnish to the Agent for the account of such Bank, within the period for payment permitted by applicable law, an official receipt of the relevant taxation or other authorities involved for all amounts deducted or withheld as aforesaid.

7.3    REPAYMENT BY BANKS TO AGENT.  Unless the Agent has been notified in
       ---------------------------
writing by the Borrower not less than one (1) Business Day prior to the date on which any payment to be made by the Borrower hereunder is due, that the Borrower does not intend to remit such payment, the Agent may, at its discretion, assume that the Borrower has remitted such payment when so due and the Agent may, at its discretion and in reliance upon such assumption, make available to each Bank on such payment date an amount equal to such Bank's proportionate share of such assumed payment. If it proves to be the case that the Borrower has not in fact remitted such payment to the Agent, each Bank will forthwith on demand repay to the Agent the amount of such assumed payment made available to such Bank, together with interest thereon until the date of repayment thereof at a rate determined by the Agent (such rate to be conclusive and binding on such Bank) in accordance with its usual banking practice for advances in the currency in which such payment is due to banks of like standing to such Bank.

8.     CONDITIONS PRECEDENT

8.1    CLOSING.  The closing of the transaction contemplated herein will take
       -------
place on the Closing Date at the offices of Messrs. Blake, Cassels & Graydon, Commerce Court West, Toronto, Ontario.

8.2    CONDITIONS PRECEDENT TO CLOSING.  The obligation of the Banks to
       -------------------------------
establish the Credit and to permit the first Drawdown is subject to the fulfilment of the following conditions precedent to the satisfaction of the Agent on or prior to the Closing Date (each of which conditions may be waived by the Banks in the Banks' discretion):

(1)    Intentionally deleted.

(2)    Other Documentation.  The Borrower will have entered into and
       -------------------
delivered to the Agent and each Bank their customary documentation concerning the administration of this Agreement and the Drawdowns.

(3)    Alco Standard Corporation Guarantee.  The Guarantor will have entered
       -----------------------------------
into and delivered to the Agent the Guarantee.

(4)    Representations and Warranties.  The representations and warranties of
       ------------------------------
the Borrower contained in Section 2 will be true on and as of the Closing Date, and the Borrower will have delivered to the Bank a certificate to such effect, dated such date and signed on its behalf by a senior executive officer.

(5)    Corporate Proceedings.  All proceedings to be taken in connection with
       ---------------------
the transactions contemplated by the Documents will be satisfactory in form and substance to the Agent, and the Agent will have received certified copies of all documents which it may reasonably request in connection with such transactions and of the records of all corporate proceedings in connection therewith.

(6)    No Change in Applicable Law.  The Agent will be satisfied that there
       ---------------------------
will not have occurred on or before the Closing Date any change in any applicable law or regulation thereunder or interpretation thereof by any authority charged with the administration thereof or by any court which in the opinion of counsel for the Agent would make it unlawful or impossible for any Bank to advance or make any Drawdown.

(7)    Opinion from Borrower's Counsel.  The Agent will have received from
       -------------------------------
general counsel for the Borrower, an opinion, dated the Closing Date and in form and substance satisfactory to the Agent as to such matters as the Agent will reasonably require.

(8)    Opinions from Guarantor's Counsel.  The Agent will have received from
       ---------------------------------
external counsel to the Guarantor in each of Ohio and New York an opinion, dated the Closing Date and in form and substance satisfactory to the Agent, as to such matters as the Agent may reasonably require.

(9)    Opinions of Agent's Counsel.  The Agent will have received from each
       ---------------------------
of Messrs. Blake, Cassels & Graydon, Canadian counsel for the Agent, and Messrs. White & Case, U.S. counsel for the Agent, an opinion, dated the Closing Date and in form and substance satisfactory to the Agent, with respect to such matters, if any, relating to the transaction contemplated hereby as the Agent may reasonably request.

(10)   Agent for Service of Process.  The Agent and the Banks will have
       ----------------------------
received evidence satisfactory to the Agent and the Banks of the acceptance by a duly-appointed agent of the Guarantor of such agent's appointment as agent for service of process in any legal action or proceeding with respect to the Guarantee in the courts of the State of New York or of the United States of America for the Southern District of New York.

8.3    CONDITIONS PRECEDENT TO EACH DRAWDOWN.  The obligation of the Banks to
       -------------------------------------
make each Drawdown is subject to the fulfilment of the following conditions precedent on or prior to the date of such Drawdown:

(1)    All representations and warranties of the Borrower contained in
Article 2 will be true and correct on and as of such date both before and after giving effect to the proposed Drawdown with the same effect as if those representations and warranties had been made on and as of such date.

(2) The Agent will be satisfied that no Event of Default has occurred or would occur as a result of the making of the Drawdown.

(3) The Agent will have received a Drawdown Notice within the time specified in Section 3.3(1) and in the form of Schedule B.

9.     COVENANTS

9.1    GENERAL COVENANTS.  The Borrower covenants with the Agent and the
       -----------------
Banks that until the Credit is cancelled and there is outstanding no Drawdown, the Borrower will:

(1)    Corporate Existence.  Do or cause to be done all things necessary to
       -------------------
keep in full force and effect its corporate existence and all rights, franchises, licenses and qualifications to carry on its business or own property in each jurisdiction in which it carries on business or owns property.

(2)    Insurance.  Maintain insurance of such type, in such amounts and
       ---------
against such risks as is customary in the case of companies of an established reputation engaged in a similar business and similarly situated as the Borrower with insurers and in form and substance satisfactory to the Banks.

(3)    Compliance with Laws etc.  Comply with all applicable governmental
       ------------------------
restrictions and regulations and obtain and maintain in good standing all licenses, permits and approvals from any and all governments, governmental commissions, boards or agencies required in respect of its operations, if the failure to comply therewith or to obtain or maintain the same would materially adversely affect (i) its financial condition or (ii) its ability to carry on its business or a significant part thereof.

(4)    Payment.  Duly and punctually pay or cause to be paid to the Agent for
       -------
the Account of each Bank all principal and interest payable hereunder and the other Documents and all other amounts payable hereunder and thereunder on the dates, at the places and in the moneys and manner set forth herein and therein.

(5)    Use of Credit.  Use the entire proceeds of the Credit for general
       -------------
corporate purposes.

9.2    ACCOUNTING, FINANCIAL STATEMENTS AND OTHER INFORMATION.
       ------------------------------------------------------

(1)    General.  The Borrower will maintain a system of accounting
       -------
established and administered in accordance with accounting principles generally accepted in Canada, consistently applied, and will set aside on its books all such proper reserves as such accounting principles will require. The Borrower will permit persons designated by the Agent to visit and inspect at the expense of the Borrower any properties of the Borrower, to examine the books and financial records of the Borrower and to discuss its affairs, finances and accounts, all at such reasonable times and as often as may reasonably be requested by the Agent. The Persons designated by the Agent pursuant to this Section may include accountants or management consultants appointed by the Agent to examine all or any aspect of the operations of the Borrower, and the Borrower agrees to answer any inquiries which such Persons may have fully and fairly to the best of its ability. The Borrower further acknowledges that such Persons may prepare reports to the Agent concerning its financial position and business prospects and the Agent will have no obligation to disclose the content of such reports to the Borrower. Neither the Agent nor the Banks will have a duty to make any such visits, inspections or examinations or to have any such discussions and will not incur any liability or obligation nor lose any rights for not making the same.

(2)    Reports.  The Borrower will furnish to the Agent:
       -------

  (a) promptly upon availability and in any event within 60 days after the end of each of its first three fiscal quarters in each fiscal year commencing with the fiscal quarter in which the Closing Date falls, unaudited financial statements of the Borrower (consisting of a balance sheet and a statement of profit and loss) for such quarterly fiscal period prepared in accordance with generally accepted accounting principles and certified by the chief accounting officer or one or more of the senior executive officers of the Borrower to be prepared on a consolidated basis in accordance with generally accepted accounting principles applied on a consistent basis, subject to audit;

  (b) promptly upon availability and in any event within 90 days after the end of a fiscal year of the Borrower commencing with the fiscal year in which the Closing Date falls, the annual financial statements of the Borrower (consisting of a balance sheet and a statement of profit and loss) for such fiscal year prepared in accordance with generally accepted accounting principles consistently applied and certified by the chief accounting officer or one or more of the senior executive officers of the Borrower to be prepared on a consolidated basis in accordance with generally accepted accounting principals applied on a consistent basis, subject to audit;

  (c)  together with each delivery of financial statements pursuant to
       Section 9.2(2)(b), an officers' certificate, stating that the signers have reviewed the relevant terms of the Documents and have made, or caused to be made under their supervision, a review of the transactions and condition of the Borrower during the period covered by such statements and that such review has not disclosed the existence during such period, and that the signers do not have knowledge of the existence, as at the date of such certificate, of any condition or event which constitutes an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and the action which the Borrower has taken or proposes to take with respect thereto;

  (d) promptly upon the Borrower obtaining knowledge of any condition or event which constitutes an Event of Default, a certificate of the Borrower specifying the nature and occurrence of an Event of Default and what action the Borrower has taken or proposes to take with respect thereto;

  (e) promptly upon any senior officer of the Borrower obtaining knowledge of any action, suit or proceedings pending or threatened affecting the Borrower before any court or before any governmental department, commission or agency or any arbitrator, in Canada, the United States of America or elsewhere, which could result in any material adverse change in the business operations, prospects, properties or assets, or condition, financial or otherwise, of the

       Borrower, a certificate of such senior officer specifying the nature of such action, suit or proceeding and the proposed response of the Borrower thereto; and

  (f) promptly, such other information as the Agent or a Bank may from time to time reasonably request.

       The Borrower will furnish to the Agent sufficient copies of each of the above documents so that one copy may be distributed to each Bank. Each of the statements required by Section 9.2(2)(a) and (b) will set forth in comparative form the corresponding figures for the corresponding period of the preceding fiscal period (if any), all in reasonable detail.

10.    DEFAULT AND ENFORCEMENT

10.1   EVENTS OF DEFAULT.  Upon the occurrence of any one or more of the
       -----------------
following events, the Agent may and, upon the request of the Majority Banks, will, without notice to the Borrower, forthwith cancel the Credit and declare all the Indebtedness of the Borrower under the Documents to be immediately due and payable, whereupon all such Indebtedness will become immediately due and payable without any notice or demand, and the Borrower expressly waives presentation, protest or other notice of any kind:

(1) If the Borrower fails to pay when due any Prime Loan or the amount due on the maturity of any Acceptance or any part thereof and such default continues for ten days or more;

(2) If the Borrower fails to pay when due any other amount payable under this Agreement or under any other Document and such default continues for ten days or more;

(3) If the Borrower or the Guarantor fails to duly perform or observe any other term, condition or covenant contained (i) in any Document or (ii) in any other document, agreement or instrument made between the Borrower or the Guarantor and any Bank or delivered to any Bank and, in the case of a failure capable of being remedied, the Agent does not determine, within 30 days after the Borrower or the Guarantor became aware of the failure, that such failure has been remedied to the satisfaction of the Agent;

(4) If the Borrower or the Guarantor defaults in (i) the payment when due, whether by acceleration or otherwise, of any Indebtedness (other than under the Documents) in an aggregate principal amount greater than U.S.$5,000,000, or (ii) the payment, performance or observance of any obligation or condition with respect or relating to any such Indebtedness or if any other event occurs in respect of such Indebtedness and the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Indebtedness to become due and payable prior to its expressed maturity;

(5) If any representation, warranty or statement which is made or deemed to have been made or acknowledged to have been made by or on behalf of the Borrower or the Guarantor in any Document or which is contained in any certificate, statement, legal opinion or notice provided under or in connection with any Document is materially untrue or materially incorrect in any respect at any time (or if repeated at any time with reference to the facts and circumstances subsisting at such time would be materially untrue or materially incorrect in any respect at such time);

(6) If a final judgment in respect of an amount exceeding U.S.$5,000,000 is rendered against the Borrower or the Guarantor and within 30 days after entry thereof such judgment will not have been discharged or execution thereof stayed pending appeal or, within 10 days after the expiration of any such stay, such judgment will not have been discharged;

(7) If an encumbrancer takes possession of any property or asset of the Borrower or the Guarantor which, in the opinion of the Agent, is material or if a distress or execution or any similar process be levied or enforced thereagainst and remain unsatisfied for the shorter of a period of 10 days or such period as would permit such property or such part thereof to be sold thereunder;

(8) If any obligation or other provision in any Document to which the Borrower is a party terminates or ceases to be the legally valid, binding and enforceable obligation of the Borrower or if the Borrower contests in any manner, the legality, validity, binding nature or enforceability of any Document to which the Borrower is a party;

(9) If any governmental or other consent, license, or authorization required to make any Document legal, valid, binding and enforceable or required in order to enable the Borrower to perform its obligations thereunder is withdrawn or ceases to be in full force and effect;

(10) If an order is made or an effective resolution passed for the winding-up, liquidation or dissolution of the Borrower or the Guarantor;

(11) If the Borrower or the Guarantor institutes proceedings for its winding-up, liquidation, or dissolution or consents to the filing of any petition with respect thereto or files a petition or answer or consent seeking reorganization, readjustment, arrangements, composition or similar relief under any American, Canadian or other applicable law or consents to the filing of any such petition or to the appointment of a receiver, liquidator, trustee or similar officer of itself or any part of its property or makes an assignment for the benefit of creditors or is unable, or admits in writing its inability, to pay its debts as they become due or otherwise acknowledges its insolvency or is deemed for the purposes of any applicable law to be insolvent or voluntarily suspends transaction of its usual business or any action is taken by the Borrower or the Guarantor in furtherance of any of the aforesaid purposes or if the Borrower or the Guarantor takes any action pursuant to the Winding-Up Act (Canada) or similar Canadian or United States legislation;

(12) If a court having jurisdiction in the premises enters a decree or order for the winding-up, liquidation or dissolution of the Borrower or the Guarantor or adjudging the Borrower or the Guarantor to be insolvent or enters a decree or order which remains in force undischarged or unstayed for a period of 60 days or more approving, as properly filed, a petition seeking reorganization, readjustment, arrangement, composition or similar relief for the Borrower or the Guarantor under any American or Canadian or other applicable law, or the appointment of any receiver, liquidator, trustee or similar officer of the Borrower or the Guarantor of all or any part of the Borrower's or the Guarantor's property;

(13) If any application is made with respect to the Borrower or the Guarantor under the Companies' Creditors Arrangement Act (Canada) or similar legislation or if a proceeding is instituted for the winding up of the Borrower or the Guarantor or a petition in bankruptcy is presented against the Borrower or the Guarantor under a bankruptcy or similar statute and if in any such case such application, proceeding or petition is not dismissed, stayed or withdrawn within 60 days after the Borrower or the Guarantor has notice or knowledge of the institution thereof;

(14) If there occurs any change in the ownership of the Borrower such that the Guarantor ceases to be the direct or indirect holder of all of the issued and outstanding share capital of the Borrower; or

(15) If the Guarantee or any provision thereof shall cease to be in full force or effect, or if the Guarantor or any Person acting by or on behalf of the Guarantor shall deny or disaffirm the Guarantor's obligations under the Guarantee, or if the Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guarantee.

10.2   LEGAL PROCEEDINGS.  After an Event of Default has occurred, the Agent
       -----------------
and the Banks may commence such legal action or other proceedings as they in their sole discretion deem expedient in respect of the Indebtedness of the Borrower hereunder, all without any additional notice, presentation, demand, or protest, all of which the Borrower hereby expressly waives.

10.3   NO PREJUDICE, ETC.  Nothing contained in any Document, nor any act or
       -----------------
omission of any Bank with respect to such Document will in any way prejudice or affect the rights, remedies and powers of the Banks with respect to any other Document.

10.4   APPROPRIATION OF MONEYS RECEIVED.  The Agent and each Bank may from
       --------------------------------
time to time, when an Event of Default has occurred, appropriate any moneys received by it from the Borrower or from the proceeds of any security given in or towards payment of such portion of the Indebtedness of the Borrower to the Agent or such Bank as in its discretion it may see fit, and the Borrower will have no right to require any inconsistent appropriation.

10.5   CURRENCY INDEMNITY.  Any payment on account of an amount payable under
       ------------------
any Document made to or for the account of the Agent or any Bank by the Borrower in a currency (an "Other Currency") other than Canadian Dollars pursuant to a
              --------------
judgment or order of a court or tribunal of any jurisdiction will constitute a discharge of the obligation of the Borrower under such Document only to the extent of the amount of Canadian Dollars which the Agent or such Bank, as the case may be, is able, on the date of its receipt of such payment, to purchase in accordance with its normal practice at the Designated Office with the amount of the Other Currency so received by it. If the amount of Canadian Dollars which the Agent or such Bank, as the case may be, is so able to purchase is less than the amount of Canadian Dollars originally due to it, the Borrower will indemnify and save the Agent or such Bank, as the case may be, harmless from and against all loss or damage arising as a result of such deficiency. This indemnity will constitute an obligation separate and independent from the other obligations contained in this Agreement, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted by the Agent or such Bank from time to time and will continue in full force and effect notwithstanding any judgment or orders for a liquidated sum in respect of an amount due hereunder or under any judgment or order.

10.6   BANK'S CONTRIBUTIONS.
       --------------------

(1) If a Bank receives or recovers any amount (other than from the Agent) in respect of sums due from the Borrower under this Agreement (whether by set off or otherwise) it will promptly notify the Agent of such amount and the manner of its receipt or recovery.

(2) Following receipt of notice under Section 10.6(1) the Agent will, as soon as practicable, having regard to the circumstances, consult with the Banks to establish the aggregate amount of sums received or recovered by the Banks and what payments are necessary amongst the Banks for such aggregate amount to be divided amongst the Banks in proportion to their participations.

(3) The Banks will promptly make such payments to each other, through the Agent, as the Agent will direct to effect the proportionate division referred to in Section 10.6(2).

(4) If a Bank makes a payment or payments pursuant to Section 10.6(3), any payment previously received by that Bank as described in Section 10.6(1) will, subject to Section 10.6(5), be deemed to have been made by the Borrower on the understanding that the procedure described above would be followed and the liabilities of the Borrower to each of the Banks will accordingly be determined on the basis that such payment or payments pursuant to Section 10.6(3) would be made as a distribution on behalf of the Borrower.

(5) Section 10.6(4) will not apply to any amount received or recovered by a Bank if, as a result, the Indebtedness of the Borrower to the Bank has been extinguished, discharged or satisfied by the amount received or recovered (for example because of set off); in this event, if the Bank is required to make a payment or payments pursuant to Section 10.6(3), then for the purpose only of determining the liabilities of the Borrower to the Banks

(other than the Bank making the said payment or payments) and the liabilities of the Banks to each other, the said payment or payments by the Bank will be deemed to have been made on behalf of the Borrower in respect of its obligations under this Agreement and to the extent Indebtedness of the Borrower is thereby discharged the Borrower will fully indemnify the Bank for such payment or payments.

(6) Any moneys payable by the Borrower under Section 10.6(5) will be payable from the date the Bank makes the payment or payments under Section 10.6(3), will carry interest from such date and for such purpose and all other purposes of this Agreement be treated in the same way as other amounts payable under this Agreement as though such moneys were payable in respect of the participation of the Bank which has the benefit of the indemnity contained in Section 10.6(3) (whether or not the Indebtedness attributable to such participation has been distinguished, discharged or satisfied in whole or in part).

(7) The parties will make such payments and take such steps as may be just and equitable to re-adjust the position of the parties if a Bank, having followed the procedures required above, is required to return any sum to the Borrower as referred to in Section 10.6(1).

(8)    If any Bank (a "benefitted Bank") will at any time receive any payment of
                       ---------------
all or any part of its Prime Loans or Acceptances, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off or otherwise) in a greater proportion than any such payment to and collateral received by any other Bank, if any, in respect of such other Bank's Prime Loans or Acceptances, or interest thereon, such benefitted Bank will purchase for cash from the other Banks such portion of each such other Bank's Prime Loans or Acceptances, or will provide such other Banks with the benefits of any such collateral, or the proceeds thereof, as will be necessary to cause such benefitted Bank to share the excess payment or benefits of such collateral or proceeds ratably with each of the Banks; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Bank, such purchase will be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Bank so purchasing a portion of another Bank's Prime Loans or Acceptances may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Bank were the direct holder of such portion.

11.    THE AGENT AND AGENCY ARRANGEMENTS

11.1   ACTIONS.  Subject to this Agreement, each Bank authorizes the Agent to
       -------
act on behalf of such Bank under this Agreement and the other Documents and, in the absence of other written instructions from the Majority Banks received from time to time by the Agent, to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto, provided that (i) any action to be taken by "the Banks" may only be taken by the Agent with the approval of the Majority Banks, (ii) any requirement that any matter must be satisfactory to "the Banks" must be approved by the Majority Banks, and (iii) any reference to "each Bank" or "each of the Banks" or "all of the Banks" will require the approval of all Banks. In each case such approval will be written, will be specific to the matter addressed therein, and may not be relied upon by the Borrower unless it is expressly addressed to the Borrower. The Borrower will be entitled to assume that any action taken by the Agent has the required approval unless the Borrower has knowledge to the contrary. In the event that the Agent receives express notice of the occurrence of any Event of Default, the Agent will give notice thereof to the Banks and will consult with the Banks with respect to the action to be taken. The Agent will take such action with respect to such Event of Default as will be reasonably directed by the Majority Banks, provided that unless and until the Agent will have received such directions, the Agent may (but will not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it will deem advisable in the best interests of the Banks.

11.2   DIRECTIONS.  The Agent agrees that, subject to Section 11.3, it will
       ----------
comply in good faith with all written instructions received from the Majority Banks, or, where required, all of the Banks, and it will not take any action which requires the approval of the Banks or the Majority Banks without first receiving such approval.

11.3   INDEMNITY.  Each Bank agrees (which agreement will survive any
       ---------
termination of this Agreement) to indemnify the Agent, pro rata according to such Bank's Proportion, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of any Document or the enforcement of any of the Documents, including, without limitation, the reimbursement of the Agent for all reasonable out-of-pocket expenses (including reasonable solicitor's fees, inclusive of disbursements and taxes) incurred by the Agent under or in respect of the Documents or in enforcing payment of the Indebtedness of the Borrower under any of the Documents, in all cases as to which the Agent is not reimbursed by the Borrower (collectively, the "Liabilities"); provided, however, that no Bank will
                             -----------    --------  -------
be liable for the payment of any portion of the Liabilities determined by a court of competent jurisdiction in a final proceeding to have resulted from the Agent's gross negligence or wilful misconduct. The Agent will not be required to take any action under any Document, or to prosecute or defend any suit in respect of any Document, unless it is indemnified to its satisfaction by the Banks against all Liabilities. If any indemnity in favour of the Agent will become impaired or will be insufficient, the Agent may call for additional indemnity and cease to do the acts indemnified against until such additional indemnity is given.

11.4   LIABILITY OF AGENT, ETC.  Neither the Agent nor any of its directors,
       -----------------------
officers, employees or agents will be liable:

  (a) for the execution, validity, enforceability or effectiveness of any Document;

  (b) for any failure of the Borrower or any Bank to duly and punctually observe and perform any of their respective obligations under any Document;

  (c) for any statements, representations or warranties made or referred to in any Document or in any certificate, report, statement, other document or information given to any of the Banks in connection with any Document;

  (d) for any action taken or omitted by any of them under or in connection with any Document unless such action is directly due to their own gross negligence or wilful misconduct;

  (e) for the consequences of relying on any communication or document believed by any of them to be genuine and correct and to have been communicated or signed by the person by whom it purports to be communicated or signed; or

  (f) for the consequences of relying on the advice of any professional advisers selected by any of them in connection with this Agreement.

11.5   DEALINGS BY AGENT.  With respect to its own participation in the
       -----------------
Credit and the Drawdowns, Deutsche Bank Canada will have the same rights and powers under any Document as any other Bank and may exercise them as though it were not also acting as agent for the Banks. The Agent and its associates and affiliates may, without liability to disclose or account, engage in any kind of financial, trust or commercial business with, or acquire or dispose of any kind of security of, the Borrower or any of the Borrower's associates or affiliates as if the Agent were not the agent for the Banks and neither the Agent nor any of its associates nor affiliates will have any obligation to disclose or account for any dealings which it may have had with the Borrower or any of its associates or affiliates prior to the date of this Agreement.

11.6   EXCULPATION.  Neither the Agent nor any of its directors, officers'
       -----------
employees or agents will be liable to any Bank for any action taken or omitted to be taken by it under this Agreement or any other Document, or in connection herewith or therewith, except for its own wilful misconduct or gross negligence, nor responsible for any representations or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of this Agreement or any other Document, nor to make any inquiry respecting the performance by the Borrower of its obligations hereunder or thereunder. The Agent will be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement, or writing which it believes to be genuine and to have been presented by a proper Person.

11.7   NOTICE, COPIES, ETC.  The Agent will give prompt notice to each Bank
       -------------------
of each notice or request received by the Agent which is required or permitted to be given to the Agent by the Borrower pursuant to the terms of any Document. The Agent will promptly distribute to each Bank copies of all communications received by the Agent from the Borrower for distribution to the Banks by the Agent. If the Agent is notified under this

Agreement of the occurrence of an Event of Default it will inform each of the Banks of such notice.

11.8   FUNDING RELIANCE, ETC.  Unless the Agent will have been notified by
       ---------------------
telephone, confirmed in writing, by any Bank by 5:00 p.m., Toronto time, on the day prior to a Drawdown under the Credit that such Bank will not make available the amount which would constitute its Bank's Proportion of the Drawdown on the date specified therefor, the Agent may assume that such Bank has made such amount available to the Agent on such date and, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is made available by such Bank to the Agent on a date after the date of the relevant Drawdown, such Bank will pay to the Agent on demand interest on such amount at the rate of interest applicable to the Drawdown. A statement of the Agent submitted to any Bank with respect to any amounts owing under this Section will in the absence of manifest error, be conclusive evidence of the requirement for the payment of such amount by the relevant Bank to the Agent. If such amount is not in fact made available to the Agent by such Bank within three Banking Days after the date of the relevant Drawdown, the Agent will be entitled to recover such amount, with interest thereon at the rate per annum applicable to the Drawdown, forthwith upon demand from the Borrower.

11.9   PAYMENT RELIANCE.  Unless the Agent will have been notified by
       ----------------
telephone, confirmed in writing, by the Borrower prior to the time fixed for payment by the Borrower of any amount under the Documents, that the Borrower will not make the required payment on the date specified therefor, the Agent may, but will not be obligated to, assume that the Borrower has made such payment on such date and, in reliance on such assumption, make available to the Banks their respective Bank's Proportions of such amount. If such payment is not made by the Borrower forthwith upon request by the Agent each Bank will return the amount received by it in respect thereof, with interest at the usual rate of interest for inter-bank settlements.

11.10  SUCCESSOR.  The Agent may resign as such at any time upon at least 30
       ---------
days' prior notice to the Borrower and all the Banks. If the Agent at any time will resign, the Majority Banks may appoint another Bank as a successor Agent which will thereupon become the Agent hereunder. If no successor Agent will have been so appointed by the Majority Banks, and will have accepted such appointment, within 30 days after the retiring Agent's giving notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which will be one of the Banks. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent will be entitled to receive from the retiring Agent such documents of transfer and assignment as such successor Agent may reasonably request, and will thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent, and the retiring Agent will be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation hereunder as the Agent, the provisions of this Article 11 will inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement.

11.11  LOANS AND ACCEPTANCES BY THE AGENT.  The Agent will have the same
       ----------------------------------
rights and powers with respect to the Prime Loans and Acceptances made by it as any Bank and may exercise the same as if it were not the Agent.

11.12  DEUTSCHE BANK CANADA AS THE AGENT.  In acting as Agent for the Banks,
       ---------------------------------
the credit and treasury divisions of Deutsche Bank Canada will be treated as entities separate from any of Deutsche Bank Canada's other divisions or subsidiaries. Without detracting from the generality of the foregoing, in the event that any of the other divisions or subsidiaries of the Agent should act for the Borrower or any of its affiliates in an advisory capacity in relation to any other matter, any information given by the Borrower or any of its affiliates to such divisions or subsidiaries for the purpose of obtaining advice will be treated as confidential and will not be available to the Banks without the consent of the Borrower.

11.13  CHANGES.  Any provision of any Document may from time to time be
       -------
amended, restated, modified or waived (a "Change"), if such Change is in
                                          ------
writing and consented to by the Borrower and the Majority Banks; provided that each of the following Changes will require the prior written consent of each Bank and will not be effective until each such consent is received by the Agent:

  (a) any Change to any requirement of this Agreement or any other Document that any particular action be taken by each of the Banks or by each Bank or by all of the Banks or by the Majority Banks;

  (b) any Change to this Section 11.13 or to the definition of "Majority Bank" or "Bank's Proportion";

  (c) any increase in the aggregate amount of the Commitments or the amount of the Commitment of any Bank;

  (d) any reduction in the amount of any payment or prepayment of principal, interest, fees or other amounts provided for in this Agreement or any other Document;

  (e) any reduction in the outstanding principal amount of or rate of interest or fees payable in respect of any Prime Loan or Acceptance under the Credit;

  (f) any extension in the due date for any payment or prepayment of principal, interest or fees payable in respect of the Credit; and

  (g)  any waiver of an Event of Default.

11.14  WAIVERS.  No waiver or approval by a Bank or under any Document will,
       -------
except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions, nor will any such waiver or approval require any similar or dissimilar waiver or approval by such Bank to be granted thereafter.

11.15  TERMINATION ACTION BY AGENT.  Subject to receipt of any indemnity
       ---------------------------
required by the Agent in accordance with this Agreement, the Agent will take or refrain from taking any action in respect of demanding or terminating the Credit as the Majority Banks may direct in writing from time to time.

11.16  NOTICE.  Each Bank, in its capacity as a lender of the Credit, agrees
       ------
to provide each other Bank with at least one Banking Day's prior written notice of its intention to direct the Agent to take any action in respect of demanding or terminating the Credit, provided that such notice may be waived in writing by the Banks.

11.17  REPRESENTATIONS AND AGREEMENTS OF THE BANKS.  Each Bank represents,
       -------------------------------------------
warrants to and in favour of, and agrees with, the Agent as follows:

(1) It has independently of the Agent and each other Bank, and based on the financial and other information provided by the Borrower and such other documents, information and investigations as it has deemed appropriate, made its own credit decision to extend its Commitment. Each Bank also acknowledges that it will, independently of the Agent and each other Bank, and based on such other documents, information and investigations as it will deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under any Document.

(2) It has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, affairs, status and nature of the Borrower and its business and the Documents.

(3) It has not relied, and will not hereafter rely, on the Agent, its directors, officers, employees, agents, auditors or legal counsel (collectively "the Agent and its representatives"), to appraise or keep under review on its
 ---------------------------------
behalf, or inform the Bank of the financial condition, creditworthiness, affairs, status or nature of the Borrower or its business or any Default or Event of Default except in respect of which the Agent has received notice from the Borrower.

(4)    The Commitment of such Bank is at the entire risk of such Bank.

(5) The Agent and its representatives have not made any representation or warranty or assumed (nor will the Agent assume) any responsibility with respect to the due execution, legality, validity, adequacy, enforceability, collectability, priority, perfection or any other matter relating to any Document, the financial condition of the Borrower, the performance by the Borrower of its obligations under any Document or the accuracy of any information supplied to the Bank.

(6) The Agent and its representatives may consult with legal counsel, independent public accountants and other experts selected by them or the Borrower in connection with the

Documents, including this Agreement, and will not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such Persons.

(7) The Agent and its representatives will incur no liability under or in respect of this Agreement or any other Document by acting upon any notice, consent, advice, writing (whether by letter, telephone, telegram, cable, telex, facsimile or otherwise) believed by them to be genuine or signed by the proper party or by acting upon any representation or warranty made by the Borrower or any other such Person in connection with the Borrower.

11.18  APPLICATION.  The Borrower expressly consents to the arrangements
       -----------
among the Banks provided for in this Article 11 and agrees that each Bank may exercise the rights provided herein with respect to any and all obligations of the Borrower to such Bank under the Documents.

12.    ASSIGNMENT

12.1   BENEFIT AND BURDEN OF THIS AGREEMENT.  This Agreement will enure to
       ------------------------------------
the benefit of and be binding on the parties hereto, their respective successors and any permitted assignees or transferees of some or all of the parties' rights or obligations hereunder.

12.2   ASSIGNMENT BY BORROWER.  This Agreement will be binding upon and enure
       ----------------------
to the benefit of the Borrower and its successors and assigns, provided that neither this Agreement, nor the benefit hereof, may be assigned by the Borrower without the prior written consent of each of the Banks.

12.3   ASSIGNMENT BY BANKS.  From time to time a Bank may, with the prior
       -------------------
written consent of the Borrower, assign all or any part of its rights to, and may have its obligations in respect of, the Credit assumed by any other Person. An assignment will become effective when the Borrower has been notified of it by the Bank and has received from the assignee an instrument of adhesion in the form of Schedule D (addressed to all the parties to this Agreement), pursuant to which such assignee shall have agreed to be bound by this Agreement and to perform the obligations assigned to it. Any assignee will be and be treated as if it were a Bank for all purposes of this Agreement, will be entitled to the full benefit hereof and will be subject to the obligations of the assigning Bank to the same extent as if it were an original party in respect of the rights or obligations assigned to it and the assigning Bank will be released and discharged accordingly and to the same extent. For the purposes of any such assignment the Bank may disclose on a confidential basis to a potential assignee such information about the Borrower as the Bank may see fit.

12.4   LIMITATION ON ASSIGNMENT.  A Bank will not be entitled, without the
       ------------------------
prior written consent of all the Banks and the Borrower, to grant an assignment pursuant to Section 12.3 if this would, immediately following such assignment, increase the cost of this credit facility to the Borrower.

12.5   BORROWER'S DOCUMENTS.  The Borrower agrees to execute and deliver, at
       --------------------
the Banks' request and expense, such further documentation as the Banks consider necessary or advisable to put into effect any syndication, sale or assignment permitted by this Article 12.

13.    MISCELLANEOUS

13.1   PAYMENT OF EXPENSES.  Whether or not the transactions contemplated by
       -------------------
this Agreement will be consummated, the Borrower will on demand by the Agent pay to the Agent for its own account or for the account of the Banks, as the case may be, all reasonable out-of-pocket expenses of the Agent and the Banks including the fees and disbursements of any experts or advisers (including, without limitation, lawyers and independent consultants) retained by the Agent and the Banks in connection with the preparation and enforcement of the Documents, any syndication of the Credit, any amendment, modification or waiver of any of the provisions thereof and also in connection with the protection and enforcement of the rights of the Agent and the Banks provided for in the Documents.

13.2   RIGHTS AND WAIVERS.  The respective rights and remedies of the Agent
       ------------------
and each Bank under the Documents and in connection therewith (i) are cumulative, (ii) may be exercised as often as they consider appropriate, (iii) are in addition to their rights and remedies under the general law and (iv) will not be capable of being waived or varied except by virtue of an express waiver or variation in writing signed by an officer; and in particular any failure to exercise or any delay in exercising any of such rights and remedies will not operate as a waiver or variation of that or any other such right or remedy; any defective or partial exercise of any of such rights will not preclude any other or future exercise of that or any other such right or remedy; and no act or course of conduct or negotiation on the part of the Agent or a Bank or on its behalf will in any way preclude it from exercising any such right or remedy or constitute a suspension or variation of any such right or remedy.

13.3   COMMUNICATION.  Subject to the express provisions of this Agreement,
       -------------
all communications provided for or permitted hereunder will be in writing, personally delivered to an officer or other responsible employee of the addressee or sent by registered mail, charges prepaid, or by telex or telegram or other similar means of recorded communication, charges prepaid, to the applicable address set forth on the signature pages of this Agreement or to such other address as the recipient hereto may from time to time designate to the other in such manner.

       Any communication so personally delivered will be deemed to have been validly and effectively given on the date of such delivery. A communication so sent by mail, telex, telegram or other means mentioned above will be deemed to have been validly and effectively given on the Banking Day next following the day on which it is sent.

13.4   SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE BORROWER.
       ---------------------------------------------------------------------
All agreements, representations, warranties and covenants made by or on behalf of the Borrower in any Document or otherwise with respect thereto or any transactions contemplated thereby are material, will be considered to have been relied upon by the Agent and each Bank and will survive the execution and delivery of the Documents or any investigation made at any time by or on behalf of the Agent and each Bank and any reduction of the Utilized Portion of a Credit until repayment in full of the Drawdowns and of all other amounts owing under the Documents and cancellation of the Credit. All statements contained in any certificate or other instrument delivered by or on behalf of the Borrower pursuant to the Documents or in connection with the transactions contemplated hereby will be deemed representations and warranties made by the Borrower pursuant hereto.

13.5   FURTHER ASSURANCES.  The Borrower will do, execute and deliver, or
       ------------------
will cause to be done, executed and delivered, all such further acts, documents (including certificates, declarations, affidavits, reports and opinions) and things as the Agent or any Bank may reasonably request for the purpose of giving effect to this Agreement or for the purpose of establishing compliance with the representations, warranties and conditions of any Document.

13.6   SEVERABILITY.  Any provision in any Document which is prohibited or
       ------------
unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

13.7   COUNTERPARTS.  This Agreement may be simultaneously executed in any
       ------------
number of counterparts, each of which will be deemed to be an original, and it will not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

13.8   DETERMINATION OF MATERIALITY.  In any Document, except where
       ----------------------------
specifically stated otherwise, whether any act, occurrence, conduct, event or state of affairs or other similar event is "material", "adverse" or "materially adverse" or any grammatical variation of such words, will be determined by the Banks in their sole discretion.

13.9   SUBMISSIONS TO JURISDICTION.  This Agreement will be construed in
       ---------------------------
accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in Ontario and the Borrower irrevocably submits to the non-exclusive jurisdiction of the courts of Ontario, waives any objections on the ground of venue or forum non conveniens or any similar grounds, and consents to service of process by mail or in any other manner permitted by relevant law.

13.10  PARTNERSHIP.  Nothing contained or in any Document nor any action
       -----------
taken pursuant hereto or thereto will be deemed to constitute the Banks a partnership, joint venture or any other similar such entity.

13.11  ENTIRE AGREEMENT.  This Agreement, including the Schedules hereto,
       ----------------
constitute the entire agreement between the parties and except as stated herein or in the

Documents or the instruments and documents to be executed and delivered pursuant hereto, contains all the representations and warranties of the respective parties.

13.12  EVIDENCE OF INDEBTEDNESS.  In any proceedings relating to any
       ------------------------
Document, any statement as to any amount due to the Banks thereunder which is certified as being correct by an officer of the Agent and any statement as to any amount due to a Bank under any Document which is certified as being correct by an officer of such Bank will, unless otherwise provided herein, be conclusive evidence that such amount is in fact due and payable.

13.13  SURVIVAL OF COVENANTS, ETC.  All covenants, agreements,
       --------------------------
representations and warranties made pursuant hereto or to any Documents, will survive the execution and delivery of each Document and continue in full force and effect until the full payment of all Indebtedness of the Borrower to the Bank as provided in the Documents.


       IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date and year first above written.

Alco Office Systems-Canada, Inc.           ALCO OFFICE SYSTEMS-CANADA,
Suite 6600                                 INC.
100 King Street West
1 First Canadian Place                     By:  /s/ Signature
Toronto, Ontario                               ---------------------------------
M5X 1B8                                    Name: [Name]
                                           Title: [Title]


                                           By:  /s/ Signature
                                               ---------------------------------
                                           Name: [Name]
                                           Title: [Title]


Deutsche Bank Canada                       DEUTSCHE BANK CANADA, as Agent
Suite 1200                                 and as Bank
222 Bay Street
Toronto, Ontario
M5K 1H6                                    By:  /s/ Signature
                                               ---------------------------------
                                           Name: [Name]
                                           Title: [Title]

                                           By:  /s/ Signature
                                               ---------------------------------
                                           Name: [Name]
                                           Title: [Title]

Chemical Bank of Canada                    CHEMICAL BANK OF CANADA, as
Suite 900                                  Bank
100 Yonge Street
Toronto, Ontario                           By:  /s/ Signature
M5C 2W1                                        ---------------------------------
                                           Name:  [Name]
                                           Title: [Title]


Branch of Account Address                  ROYAL BANK OF CANADA, as Bank

Royal Bank of Canada
14th Floor South Tower                     By:  /s/ Signature
Royal Bank Plaza                               ---------------------------------
Toronto, Ontario                           Name:  [Name]
M5J 2J5                                    Title: [Title]


Communications Address                     By:  /s/ Signature
                                               ---------------------------------
Royal Bank of Canada                       Name:  [Name]
One Financial Square                       Title: [Title]
24th Floor
New York, New York
U.S.A.   10005-3531

SCHEDULES
------------

Schedule A  -    Banks' Proportions
Schedule B  -    Form of Drawdown Notice
Schedule C  -    Form of Guarantee
Schedule D  -    Instrument of Adhesion

                                  SCHEDULE A

                              BANKS' PROPORTIONS
                              ------------------

================================================================================
                  BANK                                        PERCENTAGE
--------------------------------------------------------------------------------
          Deutsche Bank Canada                                    50%
--------------------------------------------------------------------------------
        Chemical Bank of Canada                                   20%
--------------------------------------------------------------------------------
          Royal Bank of Canada                                    30%
--------------------------------------------------------------------------------
                 TOTAL                                           100%
================================================================================

                                  SCHEDULE B

                                DRAWDOWN NOTICE
                                ---------------

TO:       Deutsche Bank Canada (the "Agent")
                                     -----
          Attention:    ___
                                                                          [Date]

RE:       Credit agreement (the "Credit Agreement") dated as of October _, 1995
                                 ----------------
          made between the undersigned (the "Borrower"), the Agent and the Banks
                                             --------

          Drawing Number:    ___

--------------------------------------------------------------------------------

          We refer to the facility constituted by the Credit Agreement and we hereby:

(1)       Give you notice that on _____, 199_, we wish to obtain the following
Drawdown:

     (a)  Prime Loan in the amount
          of                                       $_______________

     (b)  Canadian Dollar denominated
          Bankers Acceptance to be drawn
          under the Credit in the principal
          amount of $_______________  and
          having a term (subject to the
          Credit Agreement) of ___ months;
          and                                      $_______________

(2) Confirm that each of the representations referred to and warranties contained in Section 2 of the Credit Agreement remains accurate as if given on the date hereof by reference to the facts and circumstances now existing.

All terms defined in the Credit Agreement and used herein will have the meanings ascribed thereto in the Credit Agreement.

                                              ALCO OFFICE SYSTEMS-CANADA, INC.


                                              By:
                                                 -------------------------------
                                              Name:
                                              Title:

                                  SCHEDULE C

                               FORM OF GUARANTEE
                               -----------------


                                   ATTACHED

                                  SCHEDULE D

                            INSTRUMENT OF ADHESION
                            ----------------------


          THIS INSTRUMENT OF ADHESION is made as of the ____ day of _, 199_ between _____ (the "Assignee") and each of the parties (the "Parties") to the
                    --------                                 -------
credit agreement (as amended, restated, supplemented or otherwise modified the "Credit Agreement") dated as of October 13, 1995 between Alco Office Systems-
 ----------------
Canada, Inc., as Borrower, Deutsche Bank Canada, as Agent, and the Banks listed in Schedule A to the Credit Agreement.

BACKGROUND
----------

A. The Assignee is the assignee of a portion of the Bank's Proportion of [SPECIFY ASSIGNOR] under the Credit Agreement such that, after giving effect to such assignment, the Banks' Proportions under the Credit Agreement are as set forth on the attached Schedule A.

B. As contemplated by Section 12.3 of the Credit Agreement, the Assignee wishes to enter into this Agreement in favour and for the benefit of each of the Parties.

C. The Assignee and the Parties wish to confirm the amendment and supplement of the Credit Agreement to reflect the Assignee's status as a party to the Credit Agreement.

AGREEMENT
---------

          NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

1. The Assignee agrees, as of the date hereof, to be bound by each of the terms and conditions of the Credit Agreement, all as if the Assignee was an original party thereto.

2. The parties hereto other than the Assignee agree, as of the date hereof, to recognize the Assignee as a party to the Credit Agreement as if the Assignee was an original party thereto.

3. All parties hereto agree that the Credit Agreement is hereby amended and supplemented to give full effect to the arrangements contemplated hereby, and that Schedule A to the Credit Agreement is hereby amended to reflect the Banks' Proportions specified on Schedule A hereto.

4. This Instrument of Adhesion is made pursuant to the laws of Ontario and the federal laws of Canda applicable therein, and shall be governed by and construed in accordance with such laws.

          Capitalized terms used but not defined in this Instrument of Adhesion (included in the "Background" portion hereof) have the meanings given to them by the Credit Agreement.

          IN WITNESS WHEREOF the parties hereto have executed this Instrument of Adhesion as of the date and year first written above.


                              [SIGNATURE LINES TO BE ADDED FOR BORROWER, AGENT, BANKS AND ASSIGNEE]